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                                                                   Exhibit 99.1

BANC ONE CORPORATION
100 East Broad Street
Columbus, Ohio 43271-0240

                                                                    NEWS RELEASE

[logo]                                          For further information contact:
                                                     Jay S. Gould (614) 248-0189
                                               Jacqueline R. Spak (614) 248-1280
                                                  John A. Russell (614) 248-5989

FOR RELEASE: April 24, 1997

         BANC ONE CONFIRMS THAT FIRST USA, INC. ACCOUNTING ADJUSTMENTS
                        WILL NOT AFFECT PROPOSED MERGER

                             ----------------------

BANC ONE CORPORATION, Columbus, Ohio (NYSE:ONE) confirmed that it has reviewed the earnings restatement reported earlier today by First USA, Inc. (NYSE:FUS), its announced merger partner. BANC ONE has, after this review, confirmed that the fact of such restatement shall not serve as a basis for terminating the transaction. The restatement reflected the adoption of two accounting policies made in anticipation of the merger. The accounting changes have no impact on net income previously reported by First USA for fiscal years 1995 and 1996, though net income for fiscal 1994 increased $48 million.

One accounting change conformed the accounting treatment of marketing expense of First USA to the practice of BANC ONE. Specifically, First USA amortized marketing expense over a 12 month period, whereas BANC ONE reported marketing expense in the period incurred.

The second accounting change was required to effect the historic adoption of recording gains on securitizations of credit card receivables prior to January 1, 1997. As a result of this action, a new asset in the amount of $271 million appears on the restated First USA balance sheet as of December 31, 1996. This asset will be fully reduced over calendar year 1997 and will not affect 1998. For the three months ended March 31, 1997, this reduction of the new asset adversely impacted First USA's reported earnings by $53 million, and will reduce earnings by a total of $176 million for the twelve months ending December 31, 1997. The amortization of this accounting entry will not affect cash earnings per share of either First USA or BANC ONE and will have no adverse effect upon capital.

John B. McCoy, Chairman and Chief Executive Officer of BANC ONE CORPORATION, said, "We remain extremely pleased with the operating trends and business prospects of First USA. We fully anticipate First USA will meet or exceed the earnings

                                     -more-
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BANC ONE
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projections made at the time the acquisition was announced, excluding the effect of the second accounting change. Further, we have every confidence that 1998 reported earnings will meet our earlier projections and expect the merger will close by the end of the second quarter."

BANC ONE CORPORATION had assets of $101.6 billion and common equity of $8.2 billion at March 31, 1997. BANC ONE now operates 1,502 offices in Arizona, Colorado, Illinois, Indiana, Kentucky, Louisiana, Ohio, Oklahoma, Texas, Utah, West Virginia and Wisconsin. BANC ONE also owns several additional corporations that engage in credit card and merchant processing, consumer finance, mortgage banking, insurance, venture capital, investment and merchant banking, trust, brokerage, investment management, equipment leasing and data processing.

Information about BANC ONE's financial results and its products and services can be accessed on the Internet at: http://www.bankone.com and through InvestQuest (TM) at http://www.investquest.com or Fax-on-demand : (614) 844-3860

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